UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2005

FIRST FINANCIAL BANCORP.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-12379 (Commission File Number)	31-1042001 (IRS Employer Identification No.)

300 High Street, Hamilton, Ohio (Address of principal executive offices)	45011 (Zip Code)

Registrant’s telephone number, including area code: (513) 867-5447

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	First Financial Bancorp.

Item 2.05. Costs Associated with Exit or Disposal Activities.

This Current Report on Form 8-K amends the Current Report on Form 8-K filed by First Financial Bancorp. on March 14, 2005 (the “Prior Report”), by providing the following information called for by this Item 2.05. The Prior Report is incorporated herein by reference.

As previously announced in a press release dated March 14, 2005, and attached as Exhibit 99.1 to the Prior Report, First Financial Bancorp. adopted a new strategic plan which provides for the reorganization of the Company’s operations under one banking charter and the consolidation of its non-client support functions. Consolidations of many of the Company’s non-client support functions are underway, and others will take place through the rest of this year. Consolidations are expected to be completed by the first quarter of 2006. The pre-tax costs associated with the restructuring are estimated to be $4.5 million or $0.07 per share after tax. The majority of these costs will be recognized during the third and fourth quarters of 2005. Costs include $2.9 million for charges associated with staff reductions, $0.6 million in consulting and professional services, and $1 million in conversion-related programming costs, customer notifications, and other consolidation-related costs.

A copy of a press release dated June 30, 2005, providing an update on the Company’s new strategic plan is attached hereto as Exhibit 99.1

Item 8.01. Other Events

In addition to the estimated costs reported above, the Company expects to realize cost savings as a result of the operational consolidations. Pre-tax salary and benefit reductions are estimated to be between $4.8 and $5.2 million or $0.07 and $0.08 per share after tax and are expected to begin shortly after the consolidation to one banking charter occurs in the third quarter of 2005. The savings will be fully recognized by the second quarter of 2006. The Company will continue to pursue aggressively all opportunities for additional cost savings.

The cost savings estimates reported above are independent of a previously discussed branch rationalization process that will begin later in 2005.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit No.	Description
99.1	Press release dated June 30, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

	By:	/s/ J. Franklin Hall

J. Franklin Hall Senior Vice President and Chief Financial Officer

Date: June 30, 2005

Form 8-K	First Financial Bancorp.

Exhibit Index

Exhibit No.	Description
99.1	Press release dated June 30, 2005